Ex. 21.1

SUBSIDIARIES OF THE COMPANY

NAME	STATE OR JURISDICATION

SanguiBioTech GmbH	Germany
Sangui Know-how- und Patentverwertungsgesellschaft mbH & Co. KG	Germany